Exhibit 4.2

CONVERTIBLE PROMISSORY NOTE

THE SALE OF THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH TRANSACTION UNDER APPLICABLE SECURITIES LAWS OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

CHINA AGRICORP, INC.

CONVERTIBLE PROMISSORY NOTE

$__________	New York, New York
June __, 2007

FOR VALUE RECEIVED, and upon and subject to the terms and conditions set forth herein, China Agricorp., Inc., a Nevada corporation (the “Issuer”), hereby promises to pay to the order of __________________ (the “Purchaser” and, together with its successors and assigns, the “Holder”), the principal sum of ______________________________ DOLLARS (U.S. $_______________) on the Maturity Date, together with interest as provided herein.  This Note was issued pursuant to a Subscription Agreement (the “Subscription Agreement”) between the Issuer and the Purchaser.  This Note is one of a series of convertible promissory notes of the Issuer offered pursuant to the Confidential Private Placement Memorandum dated June 28, 2010.  The other notes offered pursuant to such Memorandum are referred to herein as the “Other Notes” (and, together with this Note, the “Notes”) and the holders of such Other Notes are referred to herein as the “Other Noteholders.”  Capitalized terms used and not otherwise defined herein will have the respective meanings given to such terms in the Subscription Agreement.

1.   Maturity Date.  This Note will mature, and be due and payable in full, on August 26, 2011 (the “Maturity Date”).

2.   Interest.  From and after the date hereof, all outstanding principal of this Note will bear simple interest at the rate of ten percent (10%) per annum.  On the last Business Day of each fiscal quarter while this Note is outstanding and on the earlier of the Maturity Date and the conversion of this Note pursuant to Section 6 hereof, the Issuer shall pay the then accrued interest on this Note.  Upon the occurrence and during the continuance of any Event of Default (as hereinafter defined), all outstanding principal of this Note shall bear interest at the rate of fifteen percent (15%) per annum (the “Default Rate”) and all accrued and unpaid interest, as well as any interest due and unpaid before the default is cured, shall be paid at the Default Rate.  All outstanding principal and accrued but unpaid interest on this Note shall be payable on the Maturity Date.

3.   Guaranty; Security.  Repayment of this Note shall be guaranteed, pari passu with the Other Noteholders, by certain shareholders of the Issuer (the “Management Shareholders”) pursuant to a Non- Recourse Guaranty, of even date herewith, entered into by the Management Shareholders in favor of the Holder and the Other Noteholders (the “Guaranty”).  The Guaranty shall be secured by a pledge by the Management Shareholders of their shares of Common Stock pursuant to a Stock Pledge Agreement of even date herewith, entered into by the Management Shareholders, the Holder, the Other Noteholders, and Robert Brantl, Esq. as collateral agent for the Holder and the Other Noteholders (the “Stock Pledge Agreement”).

4.   Prepayment.  This Note may not be prepaid by the Issuer without the Holder’s written consent, which may be granted or withheld in the Holder’s sole and absolute discretion.

5.   Transfer.  The Holder may transfer this Note in compliance with applicable U.S. federal and state and/or foreign securities laws.

6.   Conversion.

(a)           At the closing of a Qualified Financing on or prior to the Maturity Date, the principal amount of this Note shall automatically convert into the securities sold in such financing at a 50% discount to the price at which such securities are sold in such financing. As used herein, “Qualified Financing” means the sale (or series of related sales) by the Company of its capital stock, or debt or equity securities convertible into or exercisable for its capital stock, in a capital raising transaction, for aggregate gross proceeds to the Company of at least $15,000,000.

(b)           If, on or prior to the Maturity Date, the Company intends to effect a Non-Qualified Financing (as defined below), then (x) the Company shall cause notice of such Non-Qualified Financing (the “Financing Notice”) to be mailed to the Holder, at the Holder’s address appearing in the Subscription Agreement, at least fifteen (15) days prior to the expected closing date of such Non-Qualified Financing (which date shall be set forth in the Financing Notice), and (y) the Holder, by written notice (the “Financing Election Notice”) to the Company given at least five days prior to the expected closing date of such Non-Qualified Financing, may elect to convert all (but not less than all) of the outstanding principal amount of this Note into the securities sold in the Non-Qualified Financing at a 50% discount to the price at which such securities are sold in such Non-Qualified Financing.  The Holder shall surrender this Note at the principal office of the Company at the time the Financing Election Notice is delivered to the Company, and the Company shall deliver in exchange for this Note a certificate or certificates for the number of securities issuable upon conversion of this Note upon the closing of the Non-Qualified Financing.  If, following the delivery of this Note to the Company for conversion in connection with a Non-Qualified Financing, it is determined that such Non-Qualified Financing will not be consummated, or upon the Holder’s written request, the Company shall return this Note to the Holder.  As used herein, “Non-Qualified Financing” means the sale (or series of related sales) by the Company of its capital stock, or debt or equity securities convertible into or exercisable for its capital stock, in a capital raising transaction, for aggregate gross proceeds to the Company of more than $2,000,000 but less than $15,000,000.

7.           Events of Default.  An “Event of Default” will occur if:

(a) The Issuer fails to pay (a) any principal of this Note or any Other Note within five Business Days after such amount becomes due and payable in accordance with the terms hereof or thereof, or (b) any interest on this Note or any Other Note, or any other payment of money required to be made pursuant to this Note or any Other Note within five Business Days after such payment becomes due and payable in accordance with the terms hereof or thereof; or

(b) Any representation or warranty by the Issuer or any Management Shareholder in any Transaction Document or in any certificate, agreement or instrument executed and delivered to the Holder or the Other Noteholders by the Issuer or any of its subsidiaries, or by their respective accountants or officers, or by any Management Shareholder pursuant to any Transaction Document is false, inaccurate or misleading in any material respect on the date as of which made; or

(c) The Issuer, any of its subsidiaries, or any Management Shareholder breaches or defaults in the performance of any term, covenant, agreement, condition, undertaking or provision of any Transaction Document, and such breach or default, if capable of being cured, is not cured or waived within five (5) Business Days after the Issuer, such subsidiary or such Management Shareholder, as applicable, receives notice thereof; or

(d)  The Issuer, any of its subsidiaries, or any Management Shareholder (i) commences any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or (ii) is the debtor named in any other case, proceeding or other action of a nature referred to in clause (i) above which results in the entry of an order for relief or any such adjudication or appointment and remains undismissed, undischarged or unbonded for a period of sixty (60) days, or (iii) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence to, any order, adjudication or appointment of a nature referred to in clause (i) or (ii) above, or (iv) shall generally not be paying, shall be unable to pay, or shall admit in writing its inability to pay its debts as they become due, or (v) shall make a general assignment for the benefit of its creditors; or

(e)           On or at any time after the date of this Note (i) any of the Transaction Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or (ii) the Stock Pledge Agreement shall cease to provide the Holder and the Other Noteholders a valid first priority security interest in the shares of the Common Stock pledged thereunder; or

(f)           Any indebtedness for borrowed money of the Issuer or its subsidiaries in the aggregate principal amount exceeding $25,000 (i) shall be duly declared to be, or shall become, due and payable prior to the stated maturity date therefor, or (ii) shall not be paid as and when the same becomes due and payable, including any applicable grace period; or

(g)           The cessation of the Company’s business for more than thirty (30) days; or

(h)           There shall occur (other than pursuant to the Combination) a change in ownership or control of the Issuer effected through any of the following transactions:

(i) a merger, consolidation or reorganization approved by the stockholders of the Issuer, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the Issuer are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Issuer’s outstanding voting securities immediately prior to such transaction;

(ii) any stockholder-approved transfer or other disposition of all or substantially all of the assets of the Issuer (including a majority of the ownership interest, direct or indirect, in any of its subsidiaries) or any subsidiary of the Issuer; or

(iii) the direct or indirect acquisition by any person or group (within the meaning of the 1934 Act) of persons (other than the Issuer or a person that directly or indirectly controls, is controlled by, or is under common control with the Issuer) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of outstanding securities possessing more than fifty percent (50%) of the total combined voting power of the outstanding securities of the Issuer pursuant to a tender or exchange offer made directly to the stockholders of the Issuer which the Board recommends that such stockholders accept.

8.   Remedies.  At such time that an Event of Default has occurred, this Note will automatically mature and 150% of the entire unpaid principal amount of this Note, plus all accrued and unpaid interest through the date of payment, shall become immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  If any Event of Default has occurred, the Holder of this Note may proceed to protect and enforce the rights of such Holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of the Subscription Agreement, the Registration Rights Agreement, this Note or any other Transaction Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

9.   Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder will be in writing and shall be delivered personally, by nationally-recognized overnight courier for next Business Day delivery, or by facsimile machine confirmed telecopy to the applicable addresses set forth in the Subscription Agreement (or to such other address as a party may designate by written notice in accordance with the provisions of this Section 9), and will be deemed given and effective on the earliest of (a) the date of transmission if such notice or communication is delivered by fax prior to 5:30 p.m. (Eastern Time) on a Business Day, (b) the next Business Day after the date of transmission if such notice or communication is delivered via fax on a day that is not a Business Day or later than 5:30 p.m. (Eastern Time) on a Business Day, (c) the 1st Business Day after the date of mailing if sent by U.S. nationally recognized overnight courier service for next Business Day delivery, or (d) upon actual receipt by the party to whom such notice is required to be given.

10.   Maximum Lawful Rate.  In no event shall the amount of interest due or payments in the nature of interest payable hereunder exceed the maximum non-usurious interest permitted by applicable law (the “Maximum Lawful Rate”).  If from any possible construction of any document or from receipt of anything of value by the Holder, interest would otherwise be payable in excess of the Maximum Lawful Rate, any such construction or receipt shall be subject to the provisions of this paragraph and such document shall be automatically reformed and the interest payable shall be automatically reduced to the Maximum Lawful Rate, without the necessity of execution of any amendment or new document, and any interest in excess of the Maximum Lawful Rate shall be applied to the reduction of the principal amount owing under this Note, or refunded to the Issuer or other payor thereof if and to the extent such excessive amount exceeds such unpaid principal amount.

11.   Governing Law: Jurisdiction.  This Note shall be governed by and construed in accordance with the laws of the State of New York.  The Issuer hereto irrevocably consents to the jurisdiction of the United States federal courts and state courts located in the State of New York and County of New York in any suit or proceeding based on or arising under this Note or the transactions contemplated hereby and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in such courts.  The Issuer irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding in such forum.  The Issuer further agrees that service of process upon the Issuer, mailed by the first class mail in accordance with Section 9 hereof shall be deemed in every respect effective service of process upon the Issuer in any suit or proceeding arising hereunder.  Nothing herein shall affect the right of the Holder to serve process in any other manner permitted by law.  The Issuer hereby waive all rights to a trial by jury.

12.   Miscellaneous.

(a)The Issuer and every endorser of this Note, and every other person at any time liable for the payment of the indebtedness evidenced by this Note, shall be obligated, to the extent permitted by the laws of the State of New York, to pay to the Holder all expenses of every kind and nature whatsoever incurred in the enforcement of this Note or any rights hereunder (whether or not litigation is commenced), including, but not limited to, reasonable attorneys’ fees (collectively, the “Expenses”), and hereby agrees to pay to the Holder on demand the amount of any and all Expenses.

(b)The failure of the Holder to exercise any right or remedy granted to it hereunder on any one or more instances shall not constitute a waiver of any Event of Default by the Holder, and all such rights and remedies shall remain continuously in force.  No delay or omission in the exercise or enforcement by the Holder of any rights or remedies shall be construed as a waiver of any right or remedy of the Holder, and no exercise or enforcement of any such right or remedy shall be held to exhaust any other right or remedy of the Holder.

(c)The Issuer’s obligation to pay principal and interest shall be absolute and unconditional and without regard to any defense, offset, or counterclaim which may at any time be available to the Issuer which constitutes, or might be construed to constitute, an equitable or legal discharge of the Issuer or but for this provision might otherwise give rise to a right of offset; provided that nothing contained in this Note shall be construed to prevent or restrict the Issuer from asserting any rights which the Issuer may have against the Holder under this Note or under any provision of law, by a separate action or proceeding but not by abatement, attachment, recoupment, counterclaim, offset or defense against the payments to be made by the Issuer under this Note.

(d)All covenants, agreements and undertakings in this Note binding upon the Issuer or the Holder shall bind and inure to the benefit of their respective heirs, executors, personal representatives, successors and permitted assigns, whether so expressed or not.

SIGNED AND DELIVERED as of the date first above written.

CHINA AGRICORP, INC.

By:	/s/ Hexi Feng
Name:	Hexi Feng
Title:	President and Chief Executive Officer

SCHEDULE TO NOTES

The following table sets forth for each holder of a Note, the names of the holder, the date of issuance of the Note purchased by the holder and the principal amount of the Note purchased by the holder.

	Name of Holder	Date of Issuance	Principal Amount
1	Atlas Tubular. L.P.	8/26/2010	$ 50,000.00
2	Barry A. Morguelan	8/26/2010	$ 50,000.00
3	Billy or Edda Campbell	8/26/2010	$ 50,000.00
4	Cheryl K. Browning	8/26/2010	$ 50,000.00
5	Craig J. Gordon	8/26/2010	$ 50,000.00
6	Dale Cripps	8/26/2010	$ 50,000.00
7	Daniel W. Gottlieb, M.D.	8/26/2010	$ 100,000.00
8	David J. Beyer	8/26/2010	$ 50,000.00
9	Frank P. Cutrone / Barbara K. Cutrone	8/26/2010	$ 50,000.00
10	Howard Reinsch	8/26/2010	$ 50,000.00
11	John J. DiLorenzo	8/26/2010	$ 50,000.00
12	RBC Capital Markets Corp. Custodian for Matthew Garren (IRA)	8/26/2010	$ 50,000.00
13	RBC Capital Markets custodian for Bruce R. Schafer IRA	8/26/2010	$ 25,000.00
14	Richard G. Kramer	8/26/2010	$ 50,000.00
15	Robert T. Cleveland or Glenna Cleveland	8/26/2010	$ 100,000.00
16	Robert V. Baylis	8/26/2010	$ 50,000.00
17	Ron Dilks	8/26/2010	$ 50,000.00
18	Scott Sammis	8/26/2010	$ 50,000.00
19	Scott Sammis and Suzanne Patrola	8/26/2010	$ 50,000.00
20	Steven Hribar	8/26/2010	$ 50,000.00
21	Troy T. Palmer	8/26/2010	$ 50,000.00
22	John W. Trone	8/26/2010	$ 50,000.00
23	Ulif Sorvik	8/26/2010	$ 50,000.00
24	Tommy I. Dilling	8/26/2010	$ 15,000.00
25	Timothy O'Donnell	8/26/2010	$ 10,000.00
26	PK Solutions AB	8/26/2010	$ 10,000.00
27	Olive or Twist Limited	8/26/2010	$ 30,000.00
28	Minti Global Investments	8/26/2010	$ 500,000.00
29	Kentlof Holdings, Ltd.	8/26/2010	$ 150,000.00
30	Kari Ekholm	8/26/2010	$ 35,000.00
31	J&J Ventures, Limited	8/26/2010	$ 40,000.00
32	Joachim Jaginder	8/26/2010	$ 10,000.00
33	Jan Eric Palmqvist	8/26/2010	$ 20,000.00
34	Jakob Anders Lindquist	8/26/2010	$ 80,000.00
35	Henrik Gumaelius	8/26/2010	$ 30,000.00
36	Heinrich H. Foerster	8/26/2010	$ 25,000.00
37	Garolf AB	8/26/2010	$ 50,000.00
38	Enebybergs Revisionbyra AB	8/26/2010	$ 50,000.00
39	Peter Gustafsson	8/26/2010	$ 10,000.00
40	Peter J.L. Lawrence	8/26/2010	$ 40,000.00
41	Arthur A.Mitchell Jr.	9/30/2010	$ 25,000.00
42	Richmond Capital LP	9/30/2010	$ 150,000.00
43	Issc Management, Inc.	9/30/2010	$ 25,000.00

44	Randall Toig Trust	9/30/2010	$ 50,000.00
45	Linda Alexander	9/30/2010	$ 25,000.00
46	RBC Capital Markets Corp. Custodian Craig Frankson IRA	9/30/2010	$ 25,000.00
47	RBC Capital Markets Corp. Custodian Charlene Frankson IRA	9/30/2010	$ 25,000.00
48	RBC Capital Markets Corp. Custodian Daniel & Deborah Gibson IRA	9/30/2010	$ 75,000.00
49	Vincent Cafici	9/30/2010	$ 25,000.00
50	RBC Capital Markets Corp. Custodian William Scott Hine IRA	9/30/2010	$ 25,000.00
51	Wade M. & Tracey L. Harris	9/30/2010	$ 50,000.00
52	RBC Capital Markets Corp. Custodian Scott R. Schneider IRA	9/30/2010	$ 25,000.00
53	Scott Forsberg	9/30/2010	$ 50,000.00
54	Steven T. & Renee B. Stubbs	10/8/2010	$ 25,000.00